EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

                 Contact: Louise A. Walker                                                                             January 29, 2016
 President & Chief Executive Officer
 First Northern Community Bancorp
 & First Northern Bank
 P.O. Box 547
 Dixon, California
 (707) 678-3041

First Northern Community Bancorp Reports Fourth Quarter 2015 Earnings &

4% Stock Dividend

Net Income for the Quarter of $1.8 Million, up 12.5% from Prior Year
Loan Balances Reach All-Time High of $606.2 Million, up 12.6% from Prior Year
Deposits Grow 10.6% to a New Record of $948.1 Million

Dixon, Calif. ― First Northern Community Bancorp (the “Company,” ticker symbol FNRN: OTCQB), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced earnings through the fourth quarter of 2015. Louise Walker, President and Chief Executive Officer, stated, “The Company reported year-to-date net income of $6.9 million for the twelve-month period ended December 31, 2015, up 17.0% compared to net income of $5.9 million reported for 2014. Net income available to common shareholders totaled $6.8 million for the period ended December 31, 2015, up 19.3% compared to net income available to common shareholders of $5.7 million reported for 2014. Diluted earnings per share for the twelve months ended December 31, 2015 was $0.64, up 18.5% compared to diluted earnings per share of $0.54 for 2014.”

Net income for the quarter ended December 31, 2015 was $1.8 million, up 12.5% compared to net income of $1.6 million reported for the same fiscal period last year. Net income available to common shareholders for the quarter ended December 31, 2015 totaled $1.8 million, up 12.5% compared to net income available to common shareholders of $1.6 million reported for the same fiscal period last year. Diluted earnings per share for the three months ended December 31, 2015 was $0.17, up 13.3% compared to diluted earnings per share of $0.15 for the same fiscal period last year.

Total assets at December 31, 2015 were $1.04 billion, an increase of $86.7 million, or 9.1%, compared to year-end 2014. Total deposits of $948.1 million increased $91.1 million, or 10.6%, compared to year-end 2014. During the same period, total net loans (including loans held-for-sale) increased $67.7 million, or 12.6%, to $606.2 million. The Company continues to be “well capitalized” under regulatory definitions, exceeding the 10% threshold at December 31, 2015.

At its regular meeting on January 28, 2016, the Board of Directors of the Company declared a 4% stock dividend, payable March 31, 2016 to shareholders of record as of February 29, 2016. All income per share amounts have been adjusted to give retroactive effect to the stock dividend.

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Further commenting on the Company’s financial results, Walker stated, “Our net earnings increase was a result of strong commercial and small-business loan growth, and the resulting interest income generated from those loans, as well as an increase in residential mortgage loan related income, and the continued improvement in the real estate market in the Bank’s lending areas. Credit quality also remained strong throughout 2015 which can be attributed to prudent management of the loan portfolio and the positive effects of the improving economy on our borrowers’ businesses. On October 26, 2015, First Northern Community Bancorp self-funded the retirement of the remaining $12,847,000 in preferred stock it issued on September 20, 2011 to the U.S. Treasury under the Small Business Lending Fund, with its risk-based capital level remaining above the ‘well-capitalized’ threshold. We believe our demonstrated financial strength will continue to drive improved value for our shareholders.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Contra Costa County and the west slope of El Dorado County. First Northern has nine full service branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Roseville, and Auburn, and has a full service Trust Department in Sacramento. The Bank also offers 24/7 real estate mortgage loans, SBA loans, and non-FDIC insured Investment & Brokerage Services at each branch location. First Northern’s Real Estate Mortgage Loan office is located in Davis, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment. The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management, and is rated as a “Superior” 5-Star Bank by BauerFinancial Inc. (www.bauerfinancial.com). The Bank can be found on the Web at www.thatsmybank.com, on Facebook and on LinkedIn.

Forward-Looking Statements
This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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